EDEN ENERGY CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between Eden Energy Corp., a Nevada corporation (the "Company"), and Larry Kellison ("Executive"). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the "Effective Date" set forth in Section 14 below.

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, and its affiliates as its Chief Operating Officer ("Employment") for a period of twelve (12) months beginning on the Effective Date. This Agreement is renewable upon the mutual consent of the parties within thirty (30) days of the ending date of this Agreement. Any such renewal shall also be for a period of twelve (12) months.

2. Scope of Employment.

(a) During the Employment, Executive will serve as Chief Operating Officer of the Company and in that capacity report to the Chief Executive Officer of the Company. In that connection, Executive will (i) devote his full-time attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

(b) Section 2(a) shall not be construed as preventing Executive from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises or any other activity approved by the Board of Directors; provided that in no event shall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder; and subject to Section 5.

3. Compensation and Benefits During Employment. During the Employment, the Company shall provide compensation to Executive as follows:

(a) The Company shall pay Executive $12,587 per month in equal monthly

installments. The Company shall be responsible for the withholding and payment of all taxes to the Internal Revenue Service as well as any and other taxes payable in the United States including taxes payable to any state and local jurisdiction. The monthly salary shall be reviewed periodically by the CEO, with input from the Board, for any increase.

(b) The Company shall reimburse Executive for business expenses incurred by Executive in connection with the Employment in accordance with the Company's then-current policies.

(c) Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company has adopted or may adopt in the future. Upon request of the Executive, the Company shall provide health insurance for the Executive and his dependents.

(d) Executive will be entitled to participate in any individual retirement plans in a comparable manner as other senior executives which the Company has adopted or may adopt in the future.

(e) Executive will be entitled to six weeks of paid vacation per year. Executive will be entitled to 12 paid holidays per year.

(f) Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company in a comparable manner as other senior executives which has been implemented or may be implemented in the future by the Board of Directors.

(g) Executive will be entitled to participate in any stock option plan of the Company in a comparable manner as other senior executives which has been approved or may be approved in the future by the Board of Directors.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

4. Confidential Information.

(a) Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly, any of the Company's confidential business information or confidential technical information to anyone without authorization from the Company's management. Executive will not use any of the Company's confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b) Executive will strictly adhere to any obligations that may be owed to former employers insofar as Executive's use or disclosure of their confidential information is concerned.

(c) Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive's possession or within Executive's knowledge before the Company disclosed it to Executive; (ii) the information was publicly disclosed; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company, or (iv) Executive is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

(d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company. Upon Termination of the Employment, whether or not for Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executive's possession. Executive will not remove or assist in removing such property from the Company's premises under any circumstances, either during the Employment or after Termination thereof, except as authorized by the Company's management.

(e) The obligations of the Executive under this Section 4 shall expire five (5) years after the Executive's employment with the Company terminates.

5. Non-competition. As a condition to, and in consideration of, the Company's entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

(a) that Executive is and will be engaged in the business of the Company;

(b) that Executive has occupied a position of trust and confidence with the Company prior to the Effective Date, and that during such period and the period of Executive's Employment under this Agreement, Executive has, and will, become familiar with the Company's trade secrets and with other proprietary and confidential information concerning the Company;

(c) that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company's legitimate business interests; and that the Company's need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing confidential information; (ii) the fact that Executive will be personally entrusted with

the Company's confidential and proprietary information; (iii) the fact that, after having access to the Company's technology and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company's industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d) that for a period commencing on the Effective Date and continuing so long as Executive is receiving any severance benefit provided for in Section 11, or ending one (1) year following Termination as provided in Section 10, Executive shall not in any way engage, without the Company's written consent (such consent not to be unreasonably withheld), in any business in competition with the business of the Company, or seek any position from any company or individual who competes with the business of the Company, or accept any capacity or position offered by any company or individual who competes in the business of the Company. During this period, Executive may own not more than 5% of outstanding securities or equivalent equitable interests of any class of any corporation, company, partnership or other enterprise that is in direct competition with the business of the Company. The provisions of this section will be limited geographically to any areas that the Company is currently developing, or may be currently evaluating for development. The Company shall no later than 30 days following such termination provide Executive with a list of areas to which this provision applies.

6. Legal Fees and Expenses. In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys' fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

7. Successors.

(a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Executive and Executive's heirs and legal representatives, except that Executive's duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Non-Binding Mediation. Before commencing any legal proceeding in any court of law, any controversy arising out of or relating to this, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not

limited to any state or federal statutory claims, shall first be submitted to non-binding mediation in Denver, Colorado, before a sole mediator selected from American Arbitration, provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while mediation proceedings are pending.

9. Indemnification. Company shall to the fullest extent permitted by law or as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Executive from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was a director or officer of the Company, or the performance of his duties hereunder except in the case of Executive's gross negligence, willful misconduct, criminal conduct or violations of law.

10. Termination. This Agreement and the employment relationship created hereby will terminate (i) upon the death or disability of Executive under Section 10(a) or 10(b); (ii) with cause under Section 10(c); (iii) for good reason under Section 10(d); or (iv) without cause under Section 10(e).

(a) *Disability.* Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable him from performing his duties without reasonable accommodation by Executive hereunder for a period of more than thirty (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b) *Death.* This agreement will terminate on the Death of the Executive.

(c) *With Cause*. Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of the Agreement, (ii) the determination by the Board of Directors in the exercise of its reasonable judgment that Executive has committed an act or acts constituting a felony or other crime involving moral turpitude, dishonesty or theft or fraud; or (iii) Executive's negligence in the performance of his duties hereunder.

(d) *Good Reason.* The Executive may terminate his employment for "Good Reason" by giving Company ten (10) days written notice if:

(i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof;

(ii) his compensation is reduced; or

(iii) Company does not pay any material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for Termination hereunder or to contest in good faith such notice. Further, if such contest is not resolved within thirty (30) days, Company shall submit such dispute to arbitration under Section 8; or

(iv) Executive is assigned to a location other than Denver, Colorado without his consent.

(e) *Without Cause.* Company may terminate this Agreement without cause upon providing the Executive with thirty (30) days' written notice.

11. Obligations of Company upon Termination.

(a) In the event of the termination of Executive's employment pursuant to Section 10(a), 10(b) or 10(c), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits).

(b) In the event of the termination of Executive's employment pursuant to Section 10(d) or 10(e), Executive will be entitled to receive as severance pay, an amount equal to the monthly compensation provided for in Section 3(a) multiplied by a factor equaling the number of months employed by the Company since May 1, 2006 divided by six and up to a maximum of twenty-four, in addition to all payments of salary earned through the date of termination in one lump sum. In addition, all equity based compensation shall immediately vest.

(c) In the event that the Executive is not serving as the Chief Operating Officer during the term of this Agreement or is terminated as a result of a sale, merger or change of control of the Company or in the event of an agreement to sell, merge or change of control of the Company, Executive shall be entitled to any salary, bonus compensation, reimbursements or other benefit due Executive at the time and the Executive shall be entitled to receive payment as set forth in Section 11(b). The Company or its successors agree to immediately vest all equity based compensation.

(d) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies.

12. Independent Legal Advice.

(a) The Executive acknowledges that:

(i) this Agreement was prepared by Clark Wilson LLP for the Company;

(ii) Clark Wilson LLP received instructions from the Company and does not represent the Executive;

(iii) the Executive has been requested to obtain his own independent legal advice on this Agreement prior to signing this Agreement;

(iv) the Executive has been given adequate time to obtain independent legal advice;

(v) by signing this Agreement, the Executive confirms that he fully understands this Agreement; and

(vi) by signing this Agreement without first obtaining independent legal advice, the Executive waives his right to obtain independent legal advice.

13. Other Provisions.

(a) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the President or Secretary of the Company. Notices to Executive may be delivered to Executive in person or sent to Executive's then-current home address as indicated in the Company's records.

(b) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e) This Agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Nevada as applied to contracts made and carried out in Nevada by residents of Nevada.

(f) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

14. Summary of Terms of Employment

14. Summary of Terms of Employment

Effective Date	January 1, 2008
Term	One year, renewable
Office / Position	Chief Operating Officer
Salary	US$12,587 per month

By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

Executed to be effective as of the Effective Date.

EDEN ENERGY CORP.

by: ______________________

Donald A. Sharpe
President

EXECUTIVE

____
Larry Kellison